Exhibit 99.2

CONSENT OF RP FINANCIAL, LC.

We hereby consent to the inclusion of our opinion letter, dated February 18, 2021, to the Board of Directors of The Bank of Fincastle as an Annex to the Joint Proxy Statement/Prospectus, which forms a part of the Registration Statement on Form S-4 of First National Corporation, and to the references to our name and to the description of such opinion in the Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the U.S. Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

RP FINANCIAL, LC

McLean, Virginia
April 12, 2021